SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    --------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                Date of Report (Date of Earliest Event Reported):
                                October 26, 1999


                                Case Corporation
             (Exact Name of Registrant as Specified in its Charter)



       Delaware                1-13098              76-0433811
    (State or other        (Commission File        (IRS Employer
    jurisdiction of            Number)            Identification
    incorporation)                                    Number)


                    700 State Street, Racine, Wisconsin   53404
              (Address of principal executive offices)  (zip code)

                                 (414) 636-6011
              (Registrant's telephone number, including area code)

Item 5.     Other Events

      On October 26, 1999, the registrant issued the press release included as
Exhibit 99 to this report and incorporated by reference herein announcing the registrant's third quarter earnings.

Item 7.     Financial Statements and Exhibits

(c)         Exhibits.

            99     Press release of registrant dated October 26, 1999.

                            SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CASE CORPORATION


                                    By:     /s/ Kevin J. Hallagan
                                    Name:   Kevin J. Hallagan
                                    Title:  Associate General Counsel
                                    and Assistant Secretary

Date:  October 29, 1999

EXHIBIT INDEX

99          Press release of registrant dated October 26, 1999.

      EXHIBIT 99:  PRESS RELEASE

      [LOGO OF CASE CORPORATION]

For more information, contact:

William B. Masterson    (414) 636-5793

For Immediate Release

                 CASE CORPORATION REPORTS THIRD QUARTER RESULTS

               O         CASE REPORTS NET LOSS OF $3 MILLION, OR $.04 PER SHARE.

               O WORLDWIDE REVENUES OF $1.3 BILLION WERE LOWER PRIMARILY DUE TO CONTINUED WEAK DEMAND FOR AGRICULTURAL EQUIPMENT.

               O AGGRESSIVE PRODUCTION DECREASES RESULT IN A $670 MILLION, OR 19 PERCENT, REDUCTION IN RECEIVABLES AND INVENTORIES FROM PRIOR YEAR. LOWER PRODUCTION LEVELS WILL CONTINUE INTO THE FOURTH QUARTER.

               O PROPOSED CASE MERGER WITH NEW HOLLAND (NYSE:NH) CONTINUES ON PLAN FOR COMPLETION LATER THIS YEAR.


      Racine, Wisconsin (October 26, 1999) -- Case Corporation (NYSE:CSE) today reported a net loss of $3 million, or $.04 per share, for the third quarter of 1999, reflecting the company's previously announced lower production levels in the quarter and a substantial change in the company's geographic sales mix. In the prior year period, Case reported net income of $63 million, or $.82 per share.
      Third quarter revenues were $1.3 billion, down from $1.5 billion in the third quarter of 1998. Substantially lower sales in North America and Latin America were partially offset by higher sales in Europe and Asia. Case reported an operating loss of $12 million for the third quarter, compared to operating earnings of $106 million in the prior year.
      Net income declined primarily due to lower sales volumes in North America, particularly in higher margin, large agricultural equipment. This more than offset improvements in the company's manufacturing performance, savings from restructuring actions, one-time tax benefits and higher pricing year-over-year.
      For the first nine months of 1999, the company recorded a net loss of $15 million, or $.24 per share, compared with net income of $258 million, or $3.30 per share, for the same period last year. Revenues for the first nine months of 1999 were $3.9 billion, versus $4.6 billion in 1998. Operating earnings were $33 million for the first nine months of 1999, compared with $414 million last year.
      "Our third quarter results reflect the significant decline in industry sales of large agricultural equipment in North America," said Jean-Pierre Rosso, Case chairman and chief executive officer. "In accordance with this decline, we reduced third quarter production dramatically from the prior year, and we are successfully aligning inventories in accordance with our supply chain management strategies. As a result, our cash flow was strong in the quarter, and we placed the company in a favorable position to quickly improve as the market recovers."

MANAGEMENT  ACTIONS
      During the quarter, the company lowered industrial receivables and inventories to $2.8 billion, a reduction of $670 million, or 19 percent, from the prior year, despite significantly lower retail demand. The company now expects further sales declines in agricultural equipment, particularly in combines and row-crop tractors, for the balance of 1999 and, as a result, will continue to reduce its production to maintain inventory levels in a period of lower demand. In addition, fourth quarter production of construction equipment will be lower as part of the company's ongoing supply chain management initiative to achieve lower inventory levels. These actions will impact Case's fourth quarter results, and the company expects to be moderately unprofitable for this period.
      In August, Case signed an agreement with Textron Inc., to develop a revolutionary new monitor using near infra-red sensing technology that will enable farmers to measure the protein and oil content of grain harvested by Case IH combines. The analyzer will provide farmers with point-of-harvest information about the value of their grain and, for the first time, make it possible for farmers to segregate high value, identity-preserved grain. This can allow farmers to receive price premiums when marketing their crops.

      In October, Case formed a 50/50 joint venture with Larsen & Toubro Limited for the manufacture and sale of construction equipment, specifically loader/backhoes and vibratory compactors, in India. Under terms of the joint venture agreement, Larson & Toubro will transfer its Pithampur, India, operations to the new joint venture, which is named L&T-Case Equipment Limited, and Case will license a loader/backhoe design, which will be produced at the Pithampur plant. In addition, the joint venture will manufacture and sell the lines of vibratory compactors currently sold by Larsen & Toubro in India.

EQUIPMENT SALES
      CONSTRUCTION EQUIPMENT - Worldwide retail unit sales of Case construction equipment in the third quarter posted a slight increase over the previous year. In the company's Asia Pacific region, retail sales were substantially higher than the low levels of the third quarter of 1998. The sales growth was led by skid steers. In Europe, a double-digit rise in retail sales was led by significant gains in excavators and skid steers. Sales of wheel loaders also improved. In North America, strong sales of excavators and skid steers were partially offset by lower sales of loader/backhoes, crawlers and wheel loaders. And in Latin America, retail sales were lower in nearly every product category as economic conditions in the region, particularly Brazil, have resulted in a major reduction in construction activity.
      AGRICULTURAL EQUIPMENT - Case retail unit sales of agricultural equipment around the world declined by 3 percent compared to the third quarter of 1998. However, overall retail sales of large-scale, production agricultural equipment in North America and Latin America were down substantially, reflecting the impact of lower commodity prices on farmers who participate in export markets. In Europe, retail sales of Case agricultural equipment rose in large row-crop tractors, combines and cotton pickers, largely the result of increased business in the Commonwealth of Independent States. Sales of small- and mid-size tractors were down slightly from last year's third quarter. In the Asia

Pacific region, retail sales improved from 1998 with higher activity in all major product categories.

MARKET OUTLOOK
      Industry demand for agricultural equipment continued to decline during the third quarter of 1999, principally in combines and large row-crop tractors in North America. This decline was driven by sustained low commodity prices, resulting from continued high grain stock levels and historically lower exports of farm commodities to Asia and other markets. The decline in exports has particularly affected large-scale, production agriculture farmers. While prospects for exports have improved, a strong 1999 harvest has kept commodity prices at low levels. In addition, financing for equipment purchases in emerging markets remains extremely difficult. As a result of these factors, the company now expects retail sales of higher-margin, production agricultural equipment in North America to decline by approximately 35 to 40 percent in 1999. However, due to stronger sales in Europe and Asia, worldwide sales of agricultural equipment are still expected to be approximately 8 to 10 percent lower than the previous year.
      The global outlook for the construction equipment market continues to be stable, with the exception of Latin America. In North America, demand for the balance of 1999 is expected to remain strong, supported by sustained levels of construction activity and a healthy economy. Overall conditions remain favorable for construction activity, even though interest rates have risen recently. In Europe, the sales outlook continues to improve as a result of stronger market conditions in France and the United Kingdom. In the Asia Pacific region, business conditions have improved and the company expects construction equipment sales to rise slightly from low 1998 levels. In Latin America, weaker economic conditions have resulted in declines in government spending and commercial privatization, principally in Brazil. This is driving 1999 Brazilian construction activity to be significantly lower than prior year. In total, worldwide construction equipment sales in 1999 are expected to remain unchanged from 1998 levels.
      The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ mate-rially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulation (including government subsidies and international trade regulations), the effect of conversion to the Euro, technological difficulties (including Year 2000), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1998, as filed and amended with the Securities and Exchange Commission:
Business Employees, Business - Environmental Matters, Business Significant International Operations, Business - Seasonality and Production Schedules, Business - Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

      Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

                                      ###

The following is issued in conjunction with Case Corporation's 1999 third quarter results.

For more information, contact:
Sandra J. Lasch     (414) 636-6473


For Immediate Release


                  CASE CAPITAL PORTFOLIO INCREASES 19 PERCENT

     - Revenues increased 11 percent to $120 million.

     - Net income down 8 percent, to $23 million, as rising interest rates narrowed margins.

     - Managed portfolio grows to $7.5 billion.


      Lincolnshire, Illinois (October 26, 1999) - Case Capital Corporation today announced net income of $23 million for the third quarter, down slightly from $25 million in the comparable period last year. Revenues increased 11 percent over the prior year period to $120 million. The year-over-year decrease in net income is attributed to lower margins on receivables and lower gains on asset-backed securitizations due to a rising interest rate environment and competitive market conditions.
      For the first nine months, revenues increased 31 percent over the prior year to $346 million. Net income for the first nine months was $64 million, up slightly from the $62 million reported in the comparable period last year. The improvement in net income is attributed to higher financing income from strong growth in receivables and leases. The increase was partially offset by higher operating expenses, lower gains on asset-backed securitizations and additional provisions for loan losses. The increased loss provisions support Case Capital's growing portfolio as well as higher losses resulting from the weakening agricultural market.
      Case Capital's managed portfolio grew to $7.5 billion as of September 30, 1999, a 19 percent increase year-over-year. While Case Capital's diversification initiatives contributed to the portfolio growth, sustained weakness in the farm economy continues to put pressure on the agricultural segment of the business.
      "Given significant declines in our core market, we're proud to report continued growth in our portfolio," stated Ted R. French, chairman, Case Capital. "Our ability to sustain growth despite a weakening economy demonstrates the soundness of our strategy."
      Case Capital continued to grow its diversified business significantly, partially offsetting the impact of weak retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Sustained geographic growth in Europe and Australia also supported Case Capital's profitability during the period.
      "Our organization is focused on operational excellence and profitable growth in every aspect of our business" stated Andrew E. Graves, president, Case Capital. "We remain confident that our strategy will ensure sustainable, long-term earnings growth for Case Capital."
      Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks located in North America, Europe and Australia. Soris offers its products through diverse dealer networks in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7.5 billion portfolio of receivables and leases.

                              # # #

The following is issued in conjunction with Case Corporation's 1999 third quarter results:


                                CASE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                        (MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                CONSOLIDATED                     CASE INDUSTRIAL                    CASE CAPITAL
                                              THREE MONTHS ENDED                THREE MONTHS ENDED                THREE MONTHS ENDED
                                                 SEPTEMBER 30,                     SEPTEMBER 30,                    SEPTEMBER 30,
                                                 -------------                     -------------                    -------------
                                              1999           1998                 1999           1998             1999          1998
                                              ----           ----                 ----           ----             ----          ----
Revenues
     Net sales                               $ 1,139        $ 1,418              $ 1,139        $ 1,418          $    -       $   -
     Interest income and other                   127            116                   10             11              120         108
                                            ----------     ----------           -----------    ----------        ---------    ------
 Total                                         1,266          1,534                1,149          1,429              120         108
 -----------------------------------------------------------------------------------------------------------------------------------
 Costs and Expenses
     Cost of goods sold                          994          1,149                  994         1,149
     Selling, general and administrative         154            146                  137           134                17          12
     Research, development and engineering        45             58                   45            58
     Interest expense                             79             66                   33            26                49          43
     Other, net                                   27             21                    8             7                19          14
                                            ----------     ----------           -----------    ----------        ---------    ------
 Total                                         1,299          1,440                1,217         1,374                85          69
 -----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before taxes                      (33)            94                  (68)           55                35          39
 Income tax provision (benefit)                  (30)            31                  (42)           17                12          14
 -----------------------------------------------------------------------------------------------------------------------------------
                                                  (3)            63                  (26)           38                23          25
 Equity in income - Case Capital                                                      23            25
 -----------------------------------------------------------------------------------------------------------------------------------

 Net income (loss)                           $    (3)       $    63              $    (3)       $   63           $    23      $   25
                                            ==========     ==========           ===========    ==========        =========    ======
 Preferred stock dividends                       -                2
                                            ----------    -----------

 Net income (loss) to common                 $    (3)       $    61
                                            ==========     =========
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per Common Share (EPS):
     Basic EPS                               $ (0.04)       $  0.84
     Diluted EPS                             $ (0.04)       $  0.82

See Notes to Interim Financial Statements.






                                CASE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                        (MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                CONSOLIDATED                     CASE INDUSTRIAL                    CASE CAPITAL
                                              NINE MONTHS ENDED                 NINE MONTHS ENDED                 NINE MONTHS ENDED
                                                 SEPTEMBER 30,                     SEPTEMBER 30,                    SEPTEMBER 30,
                                                 -------------                     -------------                    -------------
                                              1999          1998                  1999           1998               1999        1998
                                              ----          ----                  ----           ----               ----        ----
Revenues
    Net sales                                $ 3,569        $ 4,361              $ 3,569        $ 4,361          $    -         $  -
    Interest income and other                    368            288                   31             27              346         264
                                            ----------     ---------            -----------    ----------        ---------    ------
Total                                          3,937          4,649                3,600          4,388              346         264
------------------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
    Cost of goods sold                         3,020          3,442                3,020          3,442
    Selling, general and administrative          491            447                  439            414               52          33
    Research, development and engineering        140            167                  140            167
    Interest expense                             230            170                   98             70              141         103
    Other, net                                    85             45                   32             13               53          32
                                            ----------     ---------            -----------    ----------        ---------    ------
Total                                          3,966          4,271                3,729          4,106              246         168
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before taxes                       (29)           378                 (129)           282              100          96
Income tax provision (benefit)                   (14)           120                  (50)            86               36          34
------------------------------------------------------------------------------------------------------------------------------------
                                                 (15)           258                  (79)           196               64          62
Equity in income - Case Capital                                                       64             62
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                            $   (15)       $   258              $   (15)       $   258          $    64        $ 62
                                            ==========     =========            ===========    ==========        =========    ======

Preferred stock dividends                          3              5
                                            ----------     ---------

Net income (loss) to common                  $   (18)       $   253
                                            ==========     =========
------------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per Common Share (EPS):
   Basic EPS                                 $  (0.24)      $  3.44
   Diluted EPS                               $  (0.24)      $  3.30


See Notes to Interim Financial Statements.








                                CASE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (MILLIONS)
                                   (UNAUDITED)


                                                CONSOLIDATED                     CASE INDUSTRIAL                    CASE CAPITAL
                                                SEPTEMBER 30,                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                -------------                      -------------                    -------------
                                              1999          1998                  1999           1998                1999       1998
                                              ----          ----                  ----           ----                ----       ----
Assets
  Cash and cash equivalents                  $  184         $  108               $  145          $   85             $   39    $   23
  Accounts, notes receivable and other - net  4,476          4,464                1,543           2,044              2,925     2,411
  Inventories                                 1,276          1,445                1,276           1,445
  Property, plant and equipment - net         1,042          1,041                1,038           1,039                  4         2
  Equipment on operating leases - net           528            422                                                     528       422
  Investment in Case Capital                                                        529             411
  Goodwill and intangibles                      345            325                  345             325
  Other assets                                  919            656                  600             496                347       176
                                            ----------     ---------            -----------    ----------          ---------  ------
Total                                        $8,770         $8,461               $5,476          $5,845             $3,843    $3,034
                                            ==========     =========            ===========    ==========          =========  ======
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Equity
   Current maturities of long-term debt      $     9         $   5               $    9          $    5            $   -      $  -
   Short-term debt                             1,029         2,115                  600             920               429      1,195
   Accounts payable and other
    accrued liabilities                        1,278         1,415                1,210           1,373                88         49
   Long-term debt                              3,671         2,020                  990             669             2,681      1,351
   Other liabilities                             638           490                  522             462               116         28
                                            ----------     ---------            -----------    ----------          ---------  ------
           Total Liabilities                   6,625         6,045                3,331           3,429             3,314      2,623
   Equity                                      2,145         2,416                2,145           2,416               529        411
                                            ----------     ---------            -----------    ----------          ---------  ------
Total                                        $ 8,770        $8,461               $5,476          $5,845            $3,843     $3,034
                                            ==========     =========            ===========    ==========          =========  ======



 See Notes to Interim Financial Statements.






                                             CASE CORPORATION
                                          REVENUES AND NET SALES
                                            SEPTEMBER 30, 1999
                                                (MILLIONS)


                                           THREE MONTHS ENDED                     NINE MONTHS ENDED
                                    ---------------------------------     ---------------------------------
                                                                %                                    %
                                       1999       1998       CHANGE         1999       1998        CHANGE
                                    ----------  ---------   ---------     ---------  ---------   ----------


Revenues:
     Net sales
       Agricultural equipment          $ 709      $ 888         -20%       $ 2,014    $ 2,687         -25%
       Construction equipment            430        530         -19%         1,555      1,674          -7%
                                    ----------  ---------                 ---------  ---------
           Total net sales             1,139      1,418         -20%         3,569      4,361         -18%

       Financial services                120        108          11%           346        264          31%
     Other revenues                        7          8         -13%            22         24          -8%
                                    ----------  ---------                 ---------  ---------
     Total revenues                  $ 1,266    $ 1,534         -17%       $ 3,937    $ 4,649         -15%
                                    ==========  =========                 =========  =========

 Net sales:
     North America                     $ 461      $ 769         -40%       $ 1,830    $ 2,463         -26%
     Europe*                             520        472          10%         1,341      1,412          -5%
     Asia Pacific                         88         77          14%           227        222           2%
     Latin America                        70        100         -30%           171        264         -35%
                                    ----------  ---------                 ---------  ---------

     Total net sales                 $ 1,139    $ 1,418         -20%       $ 3,569    $ 4,361         -18%
                                    ==========  =========                 =========  =========

     *  Includes Africa and Middle East



                                CASE CORPORATION
                      Notes to Interim Financial Statements

(1) The accompanying financial statements reflect the consolidated results of Case Corporation and consolidated subsidiaries ("Case" or "the Company"). The financial information captioned "Case Industrial" in each of the financial statements includes Case's agricultural and construction equipment operations, with the Company's wholly owned credit subsidiary ("Case Capital") reflected on the equity basis. The financial information captioned "Case Capital" reflects the consolidation of Case's credit subsidiaries. Case Capital provides financing for installment sales contracts and leases, commercial lending within the equipment industry, multiple lines of insurance products and offers a private-label credit card. Certain reclassifications have been made to conform the prior year's financial statements to the 1999 presentation.


(2) Case Corporation has three reportable operating segments: agricultural equipment, construction equipment and financial services. Case evaluates segment performance based on operating earnings. The Company defines operating earnings as the income of Case Industrial before interest, taxes, changes in accounting principles and extraordinary items, including the income of Case Capital on an equity basis. A reconciliation of Case Industrial's net income to operating earnings is as follows (in millions):

                                                      Three           Nine
                                                   Months Ended   Months Ended
                                                  September 30,  September 30,
                                                  -------------  -------------
                                                   1999    1998   1999    1998
                                                   ----    ----   ----    ----
             Net income (loss)                     $ (3)   $ 63   $(15)   $258
             Income tax provision (benefit)         (42)     17    (50)     86
             Interest expense                        33      26     98      70
                                                   -----   -----  -----   -----
                 Operating earnings (loss)         $(12)   $106   $ 33    $414
                                                   =====   ====   ====    ====

      The following summarizes operating earnings by segment (in millions):

                                                      Three           Nine
                                                   Months Ended   Months Ended
                                                  September 30,  September 30,
                                                  ------------   -------------
                                                   1999    1998   1999    1998
                                                   ----    ----   ----    ----
             Agricultural equipment                $ (57)  $  31  $ (161) $185
             Construction equipment                   22      50     130   167
             Financial services                       23      25      64    62
                                                   -----   -----   -----  ----
                  Operating earnings (loss)        $ (12)   $106    $ 33  $414
                                                   ======   ====   ======  ====


(3) Case Industrial's effective income tax rate of 39% for the first nine months of 1999 was higher than the U.S. statutory rate of 35% primarily due to the reversal of previously recorded global tax reserves, state tax benefits, recognition of tax benefits from the Company's foreign sales corporation and research and development tax credits, partially offset by foreign income taxed at different rates and losses in certain foreign jurisdictions for which no immediate tax benefit was recognizable. Case Industrial's effective tax rate of 30% for the first nine months of 1998 reflects the recognition of tax benefits from the Company's foreign sales corporation, research and development tax credits, and reductions in the tax valuation reserves in certain foreign jurisdictions, partially offset by state income taxes and foreign income taxed at different rates.

      Case Capital's effective income tax rate of 36% for the first nine months of 1999 was slightly higher than the U.S. statutory tax rate primarily due to foreign income taxed at different rates and state income taxes. For the first nine months of 1998, Case Capital's effective tax rate of 35% was equal to the U.S. statutory rate.



(4)   Earnings (loss) per common share ("EPS")

             (in millions, except per share data):      Three          Nine
                                                    Months Ended   Months Ended
                                                    September 30,  September 30,
                                                    -------------  -------------
                                                    1999    1998   1999     1998
                                                    ----    ----   ----     ----

     Basic EPS
      Net income (loss) to common                  $  (3)  $ 61  $  (18)   $253
      Weighted-average  shares outstanding-Basic    77.4   72.6    74.5    73.4
      Basic EPS                                   $(0.04) $0.84  $(0.24)  $3.44

     Diluted EPS
      Net income (loss)                            $  (3)  $ 63  $  (18)   $258
      Weighted-average  shares outstanding-Diluted  77.4   76.7    74.5    78.0
      Diluted EPS *                               $(0.04)  $0.82 $(0.24)  $3.30

      *Basic and Diluted EPS for the three and nine months ended September 30, 1999 are the same as the securities are antidilutive.

(5) On May 15, 1999, Case Corporation, a Delaware corporation ("Case"), Fiat S.p.A., a company organized under the laws of Italy, New Holland N.V., a company organized under the laws of the Netherlands, and Fiat Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Fiat ("Merger Sub"), entered into an Agreement and Plan of Merger whereby Merger Sub will merge (the "Merger") with and into Case, with Case as the surviving corporation in the Merger (the "Merger Agreement"). At the effective time of the Merger, each share of Case Common Stock, par value $0.01 per share, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $55 in cash. Consummation of the Merger is subject to a number of conditions, including
      (i) the approval and adoption of the Merger Agreement by the stockholders of Case entitled to vote thereon, (ii) the expiration of all required regulatory waiting periods applicable to the Merger, and (iii) certain other customary conditions.

      A Special Meeting of Stockholders was held on August 17, 1999, for the purpose of considering and voting on a proposal to approve and adopt the Merger Agreement. The Stockholders of Case Corporation approved the proposal to approve and adopt the Merger Agreement.

(6) On June 2, 1999, Case called for the redemption of all 1.5 million outstanding shares of its Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") on July 6, 1999. All holders of Series A Preferred Stock elected to convert each share of such stock into 2.2686 shares of Case Common Stock prior to the time of redemption.